December 20, 2001

Dear NUI Shareholder:

     We are pleased to invite you to attend NUI Corporation's 2002 Annual Meeting of Shareholders, which will be held at 10:30 a.m. on Tuesday, January 22, 2002, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey. Directions to the Somerset Hills Hotel are located on the back cover of the Proxy Statement.

     At the Annual Meeting, we will consider the election of two directors, the approval of the NUI Corporation Stock Option, Stock Award and Incentive Plan, as Amended and Restated, and the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending September 30, 2002.

     We will also review the Company's performance for fiscal year 200. In addition, we will discuss how Ingenuity and Continuity, the theme of this year's Annual Report, are two traits NUI relied upon to attain a number of accomplishments in 2001 and will employ for continued success in the future.

     In an effort to make voting as simple as possible, you may vote your shares by returning a signed proxy card or by casting your ballot by telephone or over the Internet. If voting by mail, please remember to complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. To vote by telephone or over the Internet, please follow the instructions provided. Your vote is important to us.

     We look forward to seeing you on January 22.

Sincerely,
John Kean	John Kean, Jr
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on January 22, 2002, at 10:30 a.m.

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of NUI Corporation will be held at 10:30 a.m. on Tuesday, January 22, 2002, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey for the following purposes:

     1.  To elect two (2) directors for three-year terms expiring in 2005;

     2,  To approve the NUI Corporation Stock Option, Stock Award and Incentive Plan, as Amended and Restated;

     3.  To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 2002; and

     4.  To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on December 7, 2001, shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors
James R. Van Horn
Chief Administrative Officer,
General Counsel and Secretary

December 20, 2001

Your vote is important. Please complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. You may also vote by telephone or over the Internet by following the instructions provided.

NUI CORPORATION

550 Route 202-206, P.O. Box 760

Bedminster, New Jersey 07921-0760

PROXY STATEMENT

This Proxy Statement is being furnished to shareholders in connection with the solicitation by the Board of Directors of NUI Corporation, a New Jersey corporation, (hereinafter referred to as the "Company" or "NUI") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, January 22, 2002, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Form of Proxy are first being mailed to shareholders on or about December 20, 2001.

Record Date, Shareholders Entitled to Vote and Vote Required

Only shareholders of record of the Company's common stock (the "Common Stock"), no par value, at the close of business on December 7, 2001, are entitled to notice of and to vote at the Annual Meeting. As of December 7, 2001, there were outstanding 13,997,187 shares of Common Stock entitled to notice of and to vote at the Annual Meeting. These shares were held by 5,624 shareholders of record.

The presence of a majority of the outstanding shares of Common Stock, either in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. The Company's By-Laws require the affirmative vote of a plurality of the votes cast at the Annual Meeting for the election of directors. The affirmative vote of the majority of the votes cast is required to approve the NUI Corporation Stock Option, Stock Award and Incentive Plan, as Amended and Restated (the "Amended Plan") and to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants.

Solicitation, Revocation and Voting of Proxies

This solicitation is made on behalf of the Board of Directors of the Company. The cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies for the Annual Meeting from the Company's shareholders personally or by telephone or telegram, without additional remuneration. The Company will also provide persons, firms, banks and companies holding shares in their names or in the names of nominees that are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses related to such transmittal. The Company has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $7,000 plus expenses.

The form of proxy enclosed is for use at the Annual Meeting. Proxies may be voted by mail, by telephone or over the Internet in accordance with the instructions provided. Any proxy given pursuant to this solicitation may be revoked at any time prior to its use by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the above address, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies will be voted at the Annual Meeting in the manner indicated on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the election of each of the nominees to the Board of Directors, FOR the NUI Corporation Stock Option, Stock Award and Incentive Plan, as Amended and Restated and FOR the ratification of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 2002.

Broker non-votes and abstentions are counted toward quorum, but are not treated as votes cast for purposes of any of the matters to be voted on at the Annual Meeting.

PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS

The By-Laws of the Company provide that the membership of the Board of Directors shall consist of no less than eight nor more than 25 directors. The Company currently has eight directors. Director John Winthrop will retire from the Board at the Annual Meeting and is not standing for re-election. The By-Laws also provide that the Board of Directors shall be divided into three classes, with directors in each class serving three-year terms. Approximately one-third of the Board of Directors is elected each year. The By-Laws provide that no individual may be elected a director after having attained his or her seventy-second birthday, although directors who reach the age of 72 during a term may continue to serve until the expiration of the term.

It is the intention of the persons named as proxies to vote in favor of Dr. Vera King Farris and J. Russell Hawkins as directors of the Company for three-year terms expiring at the 2005 Annual Meeting of Shareholders or until their successors are elected and shall qualify, unless otherwise directed by the shareholder on the proxy. Each of these nominees was last elected to the Board at the 1999 Annual Meeting of Shareholders.

While it is anticipated that the nominees will be able to serve, if any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. The By-Laws of the Company provide that specific advance notification and information requirements must be satisfied in order for a shareholder to nominate an individual for election to the Board. No such nominations have been made. Information concerning these requirements may be obtained by writing to the Secretary of the Company.

Nominees for Election

Set forth below is information concerning the age, current term, committee memberships, the period served as a director and business experience during the past five years with respect to each director nominee:

Dr. Vera King Farris, age 61
Current term expires in 2002
Member of the Compensation and Investment Committees

Dr. Farris has served as a director of the Company since 1994. She is President of The Richard Stockton College of New Jersey. She also serves as a director of Advantica Corporation, Inc. (previously Flagstar Companies, Inc.) and is a member of the boards of numerous educational and civic organizations.

J. Russell Hawkins, age 46
Current term expires in 2002
Member of Audit and Compensation Committees

Mr. Hawkins has served as a director of the Company since 1998. He has served as President, Chief Executive Officer and a director of Paragon Networks, Inc. (designer and manufacturer of innovative access products for use in wide area network systems) since September 1996. Prior thereto, he served as Managing Director of Lucent Technologies (formerly AT&T).

Continuing Board Members

     Set forth below is information concerning the age, current term, committee memberships, the period served as director and business experience during the past five years with respect to those members of the Board of Directors whose current terms of office extend beyond 2002:

John Kean, age 72
Current term expires in 2004
Chairman of the Board of Directors
Member of the Executive and Investment Committees

Mr. Kean has served as a director since 1969. He served as Chief Executive Officer of the Company from 1969 until his retirement in April 1995, holding the positions of Chairman of the Board since October 1994 and President from 1969 until October 1994.

John Kean, Jr., age 44
Current term expires in 2004
President and Chief Executive Officer
Member of the Executive Committee

Mr. Kean has served as a director since 1995. He has served as President and Chief Executive Officer of the Company since April 1995. From October 1994 through March 1995, he served as President and Chief Operating Officer. Mr. Kean serves as a trustee for the Morristown Beard School, Liberty Hall Foundation, TVRC Education Foundation and Kean University Foundation. He is also a member of the Board of the American Gas Association (the United States trade association for the natural gas industry) and serves as the New Jersey State Chairman of School Counts! (a program of the Business Coalition for Educational).

James J. Forese, age 65
Current term expires in 2003
Member of the Audit, Compensation and Executive Committees

Mr. Forese has served as a director of the Company since 1978. He has served as Chairman, Chief Executive Officer and a director of IKON Office Solutions (office equipment and supply systems) since May 2000. From January 1997 through April 2000, he served as Executive Vice President and President, International Operations, IKON Office Solutions. From January 1996 to December 1996, he served as Executive Vice President, Chief Operating Officer and a director of Alco Standard Corp. (office equipment and supply systems). From October 1993 through December 1995, he served as General Manager of Customer Financing for International Business Machines Corporation ("IBM") and as Chairman of IBM Credit Corporation. Mr. Forese also serves as a director of American Management Systems, Inc. and Cereva Networks.

Dr. Bernard S. Lee, age 67
Current term expires in 2004
Member of the Audit and Compensation Committees

Dr. Lee has served as a director since 1992. He was President and Chief Executive Officer of the Institute of Gas Technology ("IGT"), a member of IGT Board of Trustees and Executive Committee, as well as Chairman, M-C Power Corp., a majority-owned subsidiary of IGT, until his retirement in 1999. Dr. Lee is also a director of Peerless Mfg. Co. and National Fuel Gas Company.

R. Van Whisnand, age 57
Current term expires in 2003
Member of the Compensation, Investment and Executive Committees

Mr. Whisnand has served as a director since 1982. He has served as Managing Partner of Osprey Partners Investment Management, LLC (investment management) since September 1998. From March 1995 through August 1998, he served as principal of Fox Asset Management (investment management). Mr. Whisnand also serves as a director of Rumson-Fair Haven Bank.

.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors holds regular meetings every other month and special meetings as necessary from time to time. The Board held nine meetings during fiscal year 2001. During the year, total attendance at Board and Committee meetings was 94%. No member of the Board attended fewer than 80% of the aggregate of meetings of the Board and meetings of Committees on which such director served. The Board has an Executive, Audit, Compensation and Investment Committee and does not have a Nominating Committee. Information on the Committees of the Board is set forth below.

The Executive Committee has the authority (with certain exceptions) to take such actions as the Board of Directors is authorized to take. The Committee does not hold regularly scheduled meetings, but remains on call. The Committee held no meetings during fiscal year 2001. The current members of the Executive Committee are James J. Forese, John Kean (Chairman), John Kean, Jr., R. Van Whisnand and John Winthrop.

The Audit Committee is responsible for overseeing and monitoring management as it carries out its responsibility over the Company's internal controls and financial reporting process. The Committee also oversees and monitors the independent accountants as they carry out their responsibility for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards. Each member of the Committee meets the standards of independence for Audit Committee members established by the New York Stock Exchange. For more information on the role and activities of the Committee, please see "Audit Committee Report" located later in this Proxy Statement. The Committee met three times during fiscal year 2001. The current members of the Audit Committee are James J. Forese (Chairman), J. Russell Hawkins, Bernard S. Lee and John Winthrop.

The Investment Committee has the responsibility to oversee the investment of assets held by the Company's retirement plans. The Committee selects investment managers, establishes guidelines under which they operate and reviews their performance. The Committee met five times during fiscal year 2001. The current members of the Investment Committee are Vera King Farris, John Kean, R. Van Whisnand and John Winthrop (Chairman).

The Compensation Committee has the responsibility to review and make recommendations to the Board of Directors regarding the annual salaries and cash bonuses to be paid to officers of the Company and its subsidiaries; to review and make recommendations to the Board concerning the Company's executive compensation policies, practices and objectives; to administer the Company's 1996 Stock Option and Stock Award Plan (the "1996 Plan"); to make grants and awards under the Stock Plan; and to establish vesting and other criteria applicable to any such grants and awards. If approved by shareholders at this Annual Meeting, the Committee will also administer the NUI Corporation Stock Option, Stock Award and Incentive Plan, as Amended and Restated (the "Amended Plan"). The Committee met three times in fiscal year 2001. For additional information on the role and activities of the Committee, please see "Compensation Committee Report on Executive Compensation" located later in this proxy statement. The current members of the Compensation Committee are Vera King Farris, James J. Forese, J. Russell Hawkins, Bernard S. Lee and R. Van Whisnand (Chairman).

COMPENSATION OF DIRECTORS

The compensation program for directors is designed to closely align the interests of directors with the interests of shareholders. Each non-employee director of the Company (with the exception of John Kean) is paid a retainer fee in stock, pursuant to the 1996 Plan, that consists of a deferred grant of shares of Common Stock. The number of shares of Common Stock to be allocated to the accounts of such non-employee directors is determined by dividing the annual Board retainer (plus the annual Committee Chair retainer, if applicable) by the fair market value of the Common Stock on the date of the annual organization meeting of the Board. Currently, the annual Board retainer for non-employee directors is $20,000 and the annual Chair retainer is $3,000. In addition to these shares, the accounts of non-employee directors are credited on each Common Stock dividend payment date with that number of additional shares that could have been purchased on the accrued shares in the account had the shares been issued and the dividends reinvested. The shares accrued to a director are issued upon the director's retirement or other termination of the director's service as a member of the Board. As of September 30, 2001, the total deferred grants for non-employee directors provide for the issuance of 44,896 shares of Common Stock. These shares are issuable as follows: James J. Forese and R. Van Whisnand, 9,648 shares each; John Winthrop, 8,865 shares; Bernard S. Lee, 7,814 shares; Vera King Farris, 6,394 shares; and J. Russell Hawkins, 2,527 shares. In addition to these retainers, non-employee directors (with the exception of John Kean) are paid $1,000 for attendance at each regular or special meeting of the Board of Directors and any Committee thereof.

The Company is party to a Consulting Agreement with John Kean, who retired as Chief Executive Officer of the Company effective April 1, 1995. The Agreement has a three-year term and expires on March 31, 2004. Under the Agreement, Mr. Kean provides consulting services to the Company for up to 110 hours each calendar month. The Agreement requires Mr. Kean to devote sufficient time and effort to perform such duties as may be assigned by the Company or the Board of Directors from time to time. During the term of the Agreement, if Mr. Kean remains a director, he shall hold the position of Chairman of the Board. In consideration of the services rendered under the Agreement, the Company provides Mr. Kean with an annual fee of $280,000; office space; clerical support; and expense reimbursement. Other than amounts paid under the Agreement, Mr. Kean does not receive any additional compensation for serving on the Board or Committees of the Board of the Company, its divisions or subsidiaries. The Agreement will terminate automatically in the event of Mr. Kean's death and may be terminated by the Company for cause or if Mr. Kean should become disabled. Mr. Kean may terminate the Agreement for "Good Reason" (as defined in the Agreement) following a change in control of the Company, upon the impairment of his health, or upon thirty days prior written notice. Upon a change in control of the Company, the Agreement is automatically extended for three years following such change in control. In addition, if, following a change in control, the Agreement is terminated by Mr. Kean for Good Reason or by the Company (or its successor) other than as a result of Mr. Kean's disability or for cause, Mr. Kean shall be entitled to receive (i) an amount equal to the amounts which would have otherwise been paid to him if the Agreement had remained in effect through its term, (ii) the continuation of benefits, if any, through the term of the Agreement, and (iii) an amount, if necessary, in order to offset the impact of the application of any excise tax imposed under the Internal Revenue Code upon the value of such payments and benefits.

The Company has in effect a retirement plan for directors. To be eligible for retirement benefits under the Plan, a director must have served as a director for at least ten years, with a minimum of five years of service as a non-employee of the Company and its subsidiaries. An eligible participant in the Plan will be paid, upon retirement at or after age 70, an annual retirement benefit for life equal to the value of the annual Board retainer in effect at the time of the director's retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Proxy disclosure rules require the Company to report certain relationships involving the Company in which members of the Compensation Committee have a direct or indirect material interest. Also required is disclosure of interlocking relationships among Compensation Committee members and those executive officers of the Company, if any, who also serve as members of Compensation Committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of the Company's Compensation Committee members in making executive compensation decisions and recommendations. While the Company has had transactions with companies and firms with which certain members of the Compensation Committee are, or at some point during fiscal year 2001 were, affiliated as an officer and/or director, there are no such relationships in which members of the Committee have a direct or indirect material interest. In addition, there are no interlocking relationships of the nature described above involving members of the Compensation Committee. The members of the Compensation Committee are Vera King Farris, James J. Forese, J. Russell Hawkins, Bernard S. Lee and R. Van Whisnand (Chairman).

TRANSACTIONS WITH MANAGEMENT

Companies and firms with which certain directors are, or during fiscal year 2001 were, affiliated as an officer and/or director had transactions in the ordinary course of business with the Company during fiscal year 2001 and similar transactions are expected to occur in the future. Except as discussed in the next paragraph, none of these directors had a direct or indirect material interest in such transactions. The companies or firms involved in these transactions and the related directors are: E'Town Corporation and Elizabethtown Water Company (John Kean), and IKON Office Solutions (James J. Forese).

The Company is a party to a lease agreement with Liberty Hall Joint Venture for the occupancy of a 200,000 square foot office building in Union, New Jersey. The Joint Venture participants are Cali Liberty Hall Associates (a New Jersey general partnership) and Enjay Realty, L.L.C. ("Enjay"). John Kean is the majority owner of Enjay. All negotiations relative to the lease were conducted between the company and Cali Liberty Hall Associates. In accordance with the lease, the annual base rent is approximately $3.2 million from 2001 through 2005, $3.4 million from 2006 through 2010, $3.6 million from 2011 through 2015, $3.9 million from 2016 through 2020 and $4.2 million from 2021 through 2022.

Family Relationships

John Kean is the father of John Kean, Jr.

The Board of Directors recommends shareholders vote FOR the election of the director nominees previously listed above. Proxies solicited by management will be voted FOR the election of all director nominees unless contrary voting instructions are indicated.

PROPOSAL NUMBER TWO

APPROVAL OF THE NUI CORPORATION STOCK OPTION, STOCK AWARD

AND INCENTIVE PLAN, AS AMENDED AND RESTATED

The Board of Directors has approved and is unanimously recommending that shareholders approve the NUI Corporation Stock Option, Stock Award and Incentive Plan, as amended and restated (the "Amended Plan"). The plan as previously in effect has been called the NUI Corporation 1996 Stock Option and Stock Award Plan (the "1996 Plan").

Principal Changes in the Amended Plan

In addition to the change in the name of the 1996 Plan, the principal changes in the Amended Plan are as follows:

- The number of shares reserved are increased by 1,200,000

- In order to help ensure that the Company will be able to take a tax deduction for compensation under the Amended Plan under Section 162(m) of the Internal Revenue Code (the "Code"), the Amended Plan provides:

     - An annual per-person limit on equity awards in place of a limit that applied over the life of the 1996 Plan

     - An annual per-person limit on equity awards in place of a limit that applied over the life of the 1996 Plan

     - A list of business criteria to be used by the Compensation Committee in setting performance goals for awards qualifying under Section 162(m)

     - These provisions will enable annual incentive awards to be qualified as "performance-based compensation" under Section 162(m), and therefore to be fully deductible by the Company

- Deferred restricted stock is authorized for executives, an award economically equivalent to the restricted stock but allowing for flexible deferral terms

- Administration rules are updated to comply with rule changes and reduce the risk of inadvertent violations of plan requirements

- The Amended Plan will expire generally when no shares remain available, rather than in 2006

- The Committee is authorized to approve transfers of awards to assist participants in estate planning

Reasons for the Amended Plan

The 1996 Plan was adopted by the Board in order to align the interests of the Company's management with the interests of shareholders and to attract, retain and motivate key employees through participation in the long-term growth and financial success of the Company. The Compensation Committee of the Board has used shares available under the 1996 Plan primarily to grant performance-based restricted stock to executive officers and other key employees. Additional information regarding the Compensation Committee's policies with respect to equity awards under the 1996 Plan is set forth in the "Compensation Committee Report on Executive Compensation'' elsewhere in this Proxy Statement. Information as to the equity awards to the Company's named executive officers in the last three fiscal years is set forth in the Summary Compensation Table.

The Compensation Committee believes equity awards can be used to help the Company achieve its goals for long-term growth and enhanced shareholder value. It intends to use awards under the Amended Plan to increase the portion of compensation of executives and key employees tied to the share price performance and other measures of corporate performance. The Committee also wants to ensure that the Company will be able to take a tax deduction for compensation resulting from plan awards without limitation under Section 162(m) of the Code. Accordingly, shareholder approval of the Amended Plan will be deemed to include approval, for purposes of Section 162(m), of the Plan's terms relating to eligibility, per-person limitations on awards, the performance goal inherent in stock options (increase in the stock price from date of grant), and the business criteria that may be used by the Committee in setting performance goals for performance awards. See "Description of Amended Plan -- Eligibility," "--Shares Available and Award Limitations," and "--Performance-Based Awards."

As of November 30, 2001, only 157,522 shares remained available for the granting of equity awards under the 1996 Plan. The Amended Plan would increase the number of shares authorized for issuance by 1,200,000 shares. If the Amended Plan is approved by shareholders, the total number of shares of Common Stock reserved for currently outstanding equity awards and available for future equity awards under all plans of the Company would be 1,357,522 shares, representing 8.8 % of the outstanding class (assuming issuance of all reserved and available shares).

Description of the Amended Plan

The following description of the material features of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan. A copy of the Amended Plan is available upon a shareholder's written request to NUI Corporation, 550 Route 202-206, P. O. Box 760, Bedminster, New Jersey 07921, Attention: Corporate Secretary. In addition, a copy of the Amended Plan is Exhibit 10.43 to the Company's Annual Report on Form 10-K for the year ended September 30, 2001, which may be accessed on the Internet through the Securities and Exchange Commission's web site (the "Edgar Archives"), at "http://www.sec.gov/cgi-bin/srch-edgar".

Prior Shareholder Approval. The 1996 Plan was originally approved by shareholders on March 12, 1996, and an amendment to the Plan was approved by shareholders on January 27, 1998.

Administration. The Amended Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee must consist of at least two directors. The Board intends that Committee members qualify as "Non-Employee Directors" under Rule 16b-3 under the Securities Exchange Act of 1934 and as "outside directors" under Code Section 162(m) rules, but the Committee is permitted to administer the Amended Plan even if Committee members do not so qualify. The Board of Directors can also act to administer the Amended Plan in place of the Committee. The Committee has, among other powers, the power to interpret the Amended Plan and to establish rules and regulations for the Amended Plan.

Subject to the terms and conditions of the Amended Plan, the Committee has the authority to grant to eligible employees one or more awards, including incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), bonuses and incentive awards payable in cash or stock, restricted stock and deferred restricted stock, or any combination thereof. The Committee can establish vesting periods and/or performance-based goals that must be attained in order for the participant to be able to exercise or receive settlement of any award. Awards are subject to agreements specified by the Committee.

Eligibility. Under the Amended Plan, employees, including officers, of the Company, its divisions and subsidiaries are eligible to receive awards. The 1996 Plan limited participation to key employees. Currently, the Company has approximately 1,600 employees. A total of 57 employees currently hold outstanding awards under the 1996 Plan. In addition, the Amended Plan (like the 1996 Plan) authorizes awards of deferred restricted stock to non-employee directors in lieu of cash fees. Currently, there are seven non-employee directors.

Shares Available and Award Limitations. As discussed above under the caption "Reasons for the Amended Plan," the Amended Plan reserves 1,200,000 shares of Common Stock in addition to the number remaining available under the 1996 Plan. Awards other than options and stock appreciation rights (such as restricted stock or deferred restricted stock) granted on or after January 22, 2002, are limited to 678,761 shares (50% of the total reserved shares). Any shares subject to an award which expires, is terminated or is settled without delivery of shares will again be available for awards under the Plan. On December 5, 2001, the last reported sale price of the Company's Common Stock on the composite tape for New York Stock Exchange-listed securities was $23.12 per share.

In addition, the Amended Plan includes limitations intended to qualify awards as "performance-based" compensation not subject to the limitation on deductibility under Code Section 162(m). No participant may in any year be granted, under the Amended Plan, options and other awards based on shares relating to more than his or her "Annual Limit." The Annual Limit equals 250,000 shares plus the amount of the Participant's unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the event of a multi-year grant or award, the number of shares is divided by the number of years to determine the annual amount of the grant or award. In the case of cash-based awards or other award valued in a way in which the share-based limitation cannot effectively apply, the maximum cash amount or value of such an award that may be earned by a participant during any fiscal year will be equal to the participant's Annual Limit, which for this purpose will equal $2.5 million plus the amount of the unused cash Annual Limit as of the close of the previous year. An award must meet the requirements of one or the other but not both of these limitations.

Adjustments to the number and kind of shares subject to the share limitations and specified in the annual per-person limitation are authorized in the event of a large, special or non-recurring dividend or distribution in cash or property other than shares, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event that affects the Common Stock. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that any adjustments to awards intended to qualify as "performance-based" must conform to requirements under Code Section 162(m).

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The exercise price of an option is determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant. The maximum term of each option and the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment, generally are fixed by the Committee, subject to a restriction that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or shares having a fair market value equal to the exercise price, subject to limited exceptions under the Amended Plan.

SARs may be granted entitling the participant to surrender a specified option and receive the excess of the fair market value of each option share on the date of surrender over the exercise price of the option in cash or in shares having a then fair market value equal to such cash amount.

Restricted and Deferred Restricted Stock. The Committee is authorized to grant restricted stock and deferred restricted stock. Prior to the end of the restricted period set by the Committee, shares received as restricted stock may not be sold or disposed of by a participant, and may be forfeited upon termination of employment in certain circumstances. An award of restricted stock entitles the participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Deferred restricted stock gives participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the award in the event of termination of employment under specified circumstances prior to the end of a set restricted period (which may be shorter than the deferral period). Prior to settlement, deferred restricted stock carries no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents may be paid on such deferred restricted stock.

Non-Employee Director Awards in Lieu of Fees. The Amended Plan provides that annual retainers payable to non-employee directors for service on the Board and as the chair of a Board Committee may be paid in the form of deferred restricted stock rather than in cash. These awards are restricted as to transferability but are not subject to a risk of forfeiture. The current cash amounts of annual retainers for non-employee directors is discussed above under the caption "Compensation of Directors." Under the Amended Plan, the valuation of the deferred restricted stock credited in lieu of cash shall be reasonably determined by the Board of Directors. Currently, the number of shares of deferred restricted stock to be allocated to a non-employee director each year is determined by dividing the amount of retainer fees payable by the fair market value of the Common Stock on the date of the annual organization meeting of the Board. In addition, a non-employee director is credited with dividend equivalents on his deferred restricted stock, which amounts are deemed reinvested in additional deferred restricted stock. Shares of Common Stock are delivered to the director in settlement of the deferred restricted stock upon the director's retirement or other termination of the director's service as a member of the Board. A non-employee director whose compensation does not include retainer fees will not participate in this feature of the Amended Plan.

Bonus Awards in Lieu of Other Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, which may be combined with cash awards, in lieu of the Company's obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards. The Committee may grant awards denominated as a cash amount, number of shares of Common Stock, or specified number of other awards (or a combination) which may be earned upon achievement or satisfaction of pre-established performance goals specified by the Committee. Such performance goals will consist of one or more business criteria and a targeted performance level with respect to such criteria, achievement of which can result in awards being granted or becoming exercisable or settleable under the Amended Plan, or as a condition to accelerating the timing of such events. If so determined by the Committee, in order to avoid the limitations on deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to named executives will be selected from among the following: (1) return on invested capital, return on assets, return on investment, or return on equity (on a gross or net basis); (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) sales or net revenues; (5) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (6) working capital turns; (7) interest expense after taxes; (8) economic value created; (9) operating margin or profit margin; (10) stock price or total shareholder return; (11) dividend payout as a percentage of net income; (12) debt rating; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified goals with respect to customer growth, supplier management, productivity, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The Committee may set the levels of performance required in connection with performance awards as fixed amounts, goals relative to performance in prior periods, as goals compared to the performance of one or more comparable companies or an index covering multiple companies, or in any other way the Committee may determine. Achievement of performance goals will be measured over a performance period of up to one year or more than one year, as specified by the Committee.

Other Award Terms. Awards under the Amended Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except for awards granted in lieu of other rights to payment and to the extent otherwise required by law. The Committee may, in its discretion determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award. In addition, the Committee may provide that, in the event of a change in control of the Company, outstanding awards will immediately vest and be fully exercisable and any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse. This authority includes authority to determine that performance goals and conditions will be deemed met at a specified level.

Amendments to the Amended Plan. The Board of Directors may amend, alter or discontinue the Amended Plan at any time provided that no such action may be taken without the participant's written consent if such action would impair his or her rights with respect to an outstanding award (other than an unearned performance award) or, without shareholder approval, if such action would (i) increase the maximum number of shares reserved for awards, (ii) decrease the exercise price of options below 100% of the fair market value of the Common Stock on the date of grant, (iii) materially change the terms of eligibility for awards, or (iv) materially increase in any other way the benefits accruing to participants. Adjustments for extraordinary events will not trigger shareholder approval, however. These requirements will not necessarily require shareholder approval for all amendments which might increase the cost of the Amended Plan or broaden eligibility.

Discussion of Federal Income Tax Consequences.

Set forth below is a summary of the Federal income tax consequences relating to awards under the Amended Plan. Given the complexity of the tax laws, the description of tax consequences below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances.

The grant of an option and a related SAR will create no Federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO (except that the alternative minimum tax may apply). Upon exercising a non-qualified stock option (i.e., not an ISO), the participant must generally recognize ordinary income equal to the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise minus the exercise price. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash received.

Upon a disposition of shares acquired upon exercise of an ISO, if before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in short- or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (generally, tax basis is the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options and SARs. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to disposition of the shares.

With respect to other awards granted under the Amended Plan that result in a transfer to the participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. (Thus, a deferred award, such as deferred restricted stock, should not result in ordinary income until the award is settled.) With respect to restricted stock that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares received at the earliest time the shares become transferable or not subject to a substantial risk of forfeiture. Except as discussed below, the Company generally will be entitled to a deduction in an amount equal to any ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares of restricted stock rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax.

Non-employee directors who are granted deferred restricted stock will generally recognize as ordinary income the market value of the shares of Common Stock on the date when the shares are issued upon the director's retirement or other termination of the director's Board service.

Compensation that qualifies as "performance-based" compensation is excluded from the $1,000,000 deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the Amended Plan, options granted with an exercise price or grant price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and awards which are conditioned upon achievement of performance goals may be, intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Amended Plan will be fully deductible under all circumstances. In addition, other awards under the Amended Plan generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1,000,000 in a given year, be subject to the limitation of Section 162(m).

The foregoing provides only a general description of the application of Federal income tax laws to certain awards under the Amended Plan. This discussion is intended for the information of Shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Amended Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Amended Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other Federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.

Plan Benefits Under the Amended Plan. Because future awards under the Amended Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding the Company's recent practices with respect to annual, long-term, and stock-based compensation under the 1996 Plan and other plans is presented in the "Summary Compensation Table" elsewhere in this Proxy Statement and in the Company's financial statements for the fiscal year ended September 30, 2001, located in the Annual Report which accompanies this Proxy Statement. Information regarding awards to non-employee directors in lieu of cash retainer fees also appears under the caption "Compensation of Directors."

The Committee has authorized annual and long-term incentive award opportunities for the executives listed in the Summary Compensation Table under the Amended Plan, subject to approval of the Amended Plan by shareholders.

New Plan Benefits

NUI Corporation Stock Option, Stock Award and Incentive Plan, as Amended and Restated

Annual Incentive Awards

Annual incentive awards will be payable for performance in each fiscal year upon achievement of specified performance goals relating to earnings before interest and taxes, earnings per share, revenues and debt rating. No amount will be payable if the specified threshold performance level is not reached with respect to such performance goals. The table below shows the amounts payable upon achievement of specified levels of performance with respect to fiscal year 2002:

Payout for Performance at Specified Level

Name and Position	Threshold	Target	Exceptional
John Kean, Jr., President and Chief Executive Officer	$174,350	$348,700	$697,400
A. Mark Abramovic, Senior Vice President, Chief Operating Officer and Chief Financial Officer	$86,750	$173,500	$347,000
James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary	$60,300	$120,600	$241,200
Robert F. Lurie, Vice President-Corporate Development and Treasurer	$38,800	$77,600	$155,200
Michael J. Behan, Vice President- New Ventures	$38,400	$76,800	$153,600
Non-Executive Directors as a group		None
All Other Employees as a Group	$289,145	$578,190	$1,156,380

Long-Term Incentive Awards

The long-term award opportunity consists of two components: 1) a cash award payable at the conclusion of the 2004 fiscal year upon the achievement of specified performance above a targeted level up to a pre-established exceptional level of performance relating to earnings before interest and taxes, earnings per share, return on invested capital and debt rating; and 2) a grant of stock options intended to cover the fiscal 2002-2004 performance period that will vest after the conclusion of fiscal year 2004 provided that the executive is still employed by the Company on the vesting date and that must be exercised within seven years of the date of grant. The per share exercise price for the option will be the fair market value of a share of Common Stock on the date of the approval of the Amended Plan by shareholders. The table below shows the amounts payable upon achievement of specified levels of performance and the number of options awarded:

Payout for Performance at Specified Level

Name and Position	Threshold	Target	Exceptional	Stock Options Awarded
John Kean, Jr., President and Chief Executive Officer	0	0	$1,902,000	435,000
A. Mark Abramovic, Senior Vice President, Chief Operating Officer and Chief Financial Officer	0	0	$520,500	120,000
James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary	0	0	$321,600	75,000
Robert F. Lurie, Vice President-Corporate Development and Treasurer	0	0	$174,600	40,500
Michael J. Behan, Vice President- NUI Ventures Non-Executive Directors as a Group All Other Employees as a Group	0 0	0 None 0	$172,800 $1,227,000	40,500 285,600

     No other annual or long-term incentive award opportunities are currently authorized under the Amended Plan. If shareholders do not approve the Amended Plan, the authorized annual and long-term incentive awards will not qualify as "performance-based compensation" for purposes of Code Section 162(m) and there will be an insufficient number of authorized shares to provide for the stock option awards.

Shareholder Approval. Approval of the Amended Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting, provided that there is a quorum present at the meeting. The Board of Directors believes that the approval of the Amended Plan is in the best interests of the Company since it will enable the Board and Committee to continue the purposes of the Amended Plan, as discussed above.

The Board of Directors has unanimously approved the Amended Plan and recommends shareholders vote FOR the approval of the Amended Plan. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

PROPOSAL NUMBER THREE: RATIFICATION OF AUDITORS

The accounting firm of Arthur Andersen LLP, 1345 Avenue of the Americas, New York, NY 10105 has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to serve as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 30, 2002. This firm has served as auditors for the Company since 1969.

The following table shows the fees paid by the Company for the audit and other services provided by Arthur Andersen LLP for fiscal 2001.
Audit Fees (1)	$261,000
Financial Information Systems Design and Implementation Fees	$ 0
All Other Fees (2)	$455,300

Total	$716,300

(1) Audit services of Arthur Andersen LLP for fiscal 2001 consisted of the audit of the consolidated financial statements of the company and quarterly review of its financial statements.

(2) "All other fees" includes $326,000 for audit related services, including, among other items, benefit plans, statutory audits and services related to filings made with the Securities and Exchange Commission, and $129,300 for other services, including, among other items, tax services and accounting consulting.

It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors has unanimously approved the appointment of Arthur Andersen LLP and recommends shareholders vote FOR the ratification of this appointment. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated. In the event of an insufficient number of votes to ratify this appointment, the Board of Directors will reconsider its selection of Arthur Andersen LLP as independent public accountants.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company's Board of Directors is comprised of four independent directors and operates under a written charter adopted by the Board of Directors. The members of the Committee are James J. Forese (Chair), J. Russell Hawkins, Bernard S. Lee and John Winthrop. The Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent accountants. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes. In this context, the Committee has met and held discussions with management and the independent accountants.

Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

Based upon the Committee's discussion with management and the independent accountants, the Committee's review of the representation of management, and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended September 30, 2001.

Members of the Audit Committee

James J. Forese, Chairman
J. Russell Hawkins
Bernard S. Lee
John Winthrop

OWNERSHIP OF VOTING SECURITIES BY CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The Company's management is not aware of any shareholder who owns beneficially more than five percent of the Company's Common Stock.

Common Stock and Total Stock-Based Holdings

The following table includes all Company common stock and stock-based holdings, as of November 30, 2001, of the Company's directors and five executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's shareholders because the value of their total Company holdings will increase or decrease in line with the price of NUI's stock.

Beneficial Owner	Stock (1)	Percent of Class *	Total (2)
A. Mark Abramovic	37,252		157,252
Michael J. Behan	18,514		58,695
James J. Forese	9,798		9,798
J. Russell Hawkins	2,527		2,527
John Kean	404,502 (3)	2.89%	404,502
John Kean, Jr.	152,663	1.09%	587,663
Bernard S. Lee	16,437 (4)		16,437
Robert F. Lurie	19,065		59,565
James R. Van Horn	26,404		101,405
R. Van Whisnand	12,798		12,798
John Winthrop	21,677		21,677

12 directors and executive Group as a group	721,637	5.16%	1,439,190

*   Unless otherwise noted, the individuals listed above own less than one percent of the outstanding Common Stock.

    (1)  This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. The number of shares of restricted stock held by executive officers is as follows: A. Mark Abramovic, 24,249 shares; Michael J. Behan, 8,751 shares; John Kean, Jr., 60,000 shares; Robert F. Lurie, 7,999 shares; James R. Van Horn, 11,250 shares; and all directors and officers as a group, 157,145 shares. This column also lists the number of shares of Common Stock issuable to non-employee directors upon termination of board service in payment for their annual Board and Committee chair retainers, as follows: James J. Forese and R. Van Whisnand, 9,648 shares each; John Winthrop, 8,865 shares; Bernard S. Lee, 7,814 shares; Vera King Farris, 6,394 shares; J. Russell Hawkins, 2,527 shares; and all directors as a group, 44,896 shares. Except as noted, each beneficial owner indicated has sole voting and investment power with respect to the shares indicated next to such person's name.

    (2)  This column shows the individual's total NUI stock-based holdings, including the voting securities shown in the "Stock" column (as described in Note 1), plus non-voting interests represented by stock options that will not become exercisable within 60 days.

    (3)  Includes 157,407 shares over which John Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

    (4)  Includes 1,000 shares held by Dr. Lee's wife.

EXECUTIVE OFFICERS

The following information is provided with respect to each executive officer of the Company. Officers are elected annually at the first meeting of the board of directors following the Annual Meeting. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was elected.

     John Kean, Jr., age 44

     President and Chief Executive Officer

Since April 1995, Mr. Kean has served as President and Chief Executive Officer of the Company. From October 1994 through March 1995, he served as President and Chief Operating Officer. Prior thereto, he served as Executive Vice President of Elizabethtown Gas Company.

     A. Mark Abramovic, age 53

     Senior Vice President, Chief Operating Officer and Chief Financial Officer

Mr. Abramovic has served as Senior Vice President and Chief Financial Officer since September 1997 and as Chief Operating Officer since May 1998. From 1993 to August 1997, he served as Senior Vice President and Chief Financial Officer of Equitable Resources, Inc.

     Michael J. Behan, age 55

     Vice President-New Ventures

Mr. Behan has served as Vice President since March 1993. He also serves as President of NUI Environmental Group, Inc. and Utility Business Services, Inc.

     Robert F. Lurie, age 44

     Vice President - Corporate Development and Treasurer

Mr. Lurie has served as Vice President - Corporate Development since March 1997 and Treasurer since 1994.

     James R. Van Horn, age 45

     Chief Administrative Officer, General Counsel and Secretary

Mr. Van Horn has served as Chief Administrative Officer since May 1998 and as General Counsel and Secretary since June 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") is comprised of five independent, non-employee directors. The Committee has the responsibility of making recommendations to the Board concerning the Company's executive compensation policies, practices and objectives. The Committee makes recommendations to the Board concerning base salary levels and cash bonus awards for the officers of the Company and its subsidiaries, and it administers the Company's 1996 Stock Option and Stock Award Plan (the "1996 Plan"), making grants and awards to selected key employees in its discretion. In addition, if approved by shareholders, the Committee will administer the NUI Corporation Stock Option, Stock Award and Incentive Plan, as Amended and Restated (the "Incentive Plan"), and establish business performance targets and make awards under the Incentive Plan to selected employees in its discretion.

In discharging its responsibilities, the Committee draws upon various resources, including but not limited to the varied business experiences and knowledge of Committee members and other non-employee directors in the area of executive compensation and the advice of independent compensation experts. These resources allow the Committee to stay abreast of current trends and developments in executive compensation and provide valuable guidance to the Committee in making decisions and in making recommendations to the Board of Directors.

The Committee recognizes the importance of a strong executive compensation program to attract and retain qualified executives. The Committee also strongly believes that the executive compensation program should be designed to align the interests of management closely with the interests of shareholders and to tie compensation levels to the performance of the Company and the achievement of long-term and short-term goals and objectives. The chart below sets forth the total compensation actually earned by those officers listed in the Summary Compensation Table with respect to the past four fiscal years and also reflects the Company's performance in terms of earnings per share growth (the primary Company performance measure used to determine awards of incentive compensation and the vesting of restricted shares of Common Stock). As this chart illustrates, the Committee's philosophy of tying compensation levels to the performance of the Company has been effective.

Name	Year	Salary	Cash Bonus	Value of Stock Earned (1)	Total	NUI EPS Compared to Prior Year (2)
John Kean, Jr	2001	$397,500	$ 61,500	$ 0	$459,000	-12.4%
President and Chief ExecutiveOfficer	2000	345,000	208,300	424,359	977,659	+10.9%
	1999	290,775	210,000	277,740	778,515	+20.1%
	1998	261,175	0	0	261,175	-17.1%
A. Mark Abramovic	2001	$258,838	$ 66,300	$ 0	$325,138	-12.4%
Senior Vice President,	2000	232,500	132,000	141,583	506,083	+10.9%
Chief Operating Officer	1999	204,250	137,940	27,774	369,964	+20.1%
and Chief Financial Officer	1998	190,000	47,500	0	237,500	-17.1%
James R. Van Horn	2001	$194,018	$ 49,000	$ 0	$243,018	-12.4%
Chief Administrative Officer,	2000	182,225	92,500	82,222	356,947	+10.9%
General Counsel and Secretary	1999	161,850	100,004	60,930	322,784	+20.1%
	1998	154,500	39,000	0	193,500	-17.1%
Robert F. Lurie	2001	$167,389	$ 25,400	$ 0	$192,289	-12.4%
Vice President-Corporate	2000	160,000	59,5e00	71,888	304,988	+10.9%
Development and Treasurer	1999	154,775	46,770	54,659	256,204	+20.1%
	1998	146,475	30,280	0	176,755	-17.1%
Michael J. Behan	2001	$164,194	$ 24,800	$ 0	$188,994	-12.4%
Vice President-New Ventures	2000	159,400	73,100	81,651	314,151	+10.9%
	1999	152,225	77,950	61,424	291,599	+20.1%
	1998	140,175	35,300	0	175,475	-17.1%

(1)  This column includes the value, as of September 30 of the year indicated, of restricted stock that vested for the executive with respect to that fiscal year. All shares that did not vest for a particular fiscal year were forfeited.

(2)  This column includes the percentage change in the company's earnings per share (EPS) during the year indicated, compared with EPS for the prior fiscal year. All percentages exclude non-recurring items.

     The Committee has designed a compensation program to provide executives with competitive annual salaries and benefits and significant incentive to achieve specific short- and long-term business performance objectives. The program includes establishing a target level of Company performance in certain categories, including earnings before interest and taxes, earnings per share, return on invested capital, revenues and debt rating. For officers with responsibility for a business unit, targets tied to the performance of the specific business unit are also established. Short-term targets are set for annual performance periods and long-term targets are set for three-year performance periods. Awards are earned if performance is at the targeted level at the conclusion of the performance period. A reduced award is earned if performance is at a pre-established threshold level but not at the targeted level and an enhanced award is earned if performance exceeds the targeted level to an exceptional award opportunity. If performance falls below the established threshold level then performance awards are not earned.

The components of the executive compensation program are:

     - competitive base salaries that are targeted to be at or near the 50th percentile for the officer's position when compared to competitive market data;

     - retention incentives through the provision of stock options that vest after three years from the date of grant;

     - short-term incentives through the payment of cash bonuses and the awarding of performance-based restricted stock;

     - long-term incentives through the provision of cash incentive opportunities that become payable in the event that long-term targeted performance levels are exceeded; and

     - competitive executive benefits.

In making determinations for base salaries, award opportunities to be provided to officers under the compensation program and in establishing short- and long-term performance targets, the Committee considers data provided by independent compensation experts for the purpose of determining competitive levels of total compensation for each executive. The Committee's objective is to develop a total compensation program that is competitive in the marketplace and provides significant incentive to increase shareholder value. While the Committee believes it is important to ensure that total compensation levels for each executive are competitive, it also believes that the mix of compensation should be weighted toward variable components that provide a significant incentive for the achievement of the Company's financial performance objectives.

In order to further align management's interest with NUI shareholders, the Board of Directors has implemented the following minimum stock ownership requirements for both officers and directors:

- the Chief Executive Officer must own company Common Stock with a market value equal to a minimum of four times his then current base salary;

- other executive officers must own Common Stock with a market value equal to a minimum of two times their then current base salary;

- non-executive officers must own Common Stock with a market value equal to their then current base salary;

- only shares, which are owned outright by these officers, will be included in determining their compliance with these requirements;

- shares of restricted Common Stock that have not vested, as well as shares that have not yet vested under NUI's benefit plans, are not included in determining compliance;

- members of the Board of Directors are required to own shares of Common Stock with a market value equal to a minimum of six times the then current value of the Board's annual retainer (this would be equivalent to $120,000 based upon the current retainer of $20,000 in a deferred grant of Common Stock paid to members of the Board); for purposes of determining compliance with this requirement, shares owned outright by directors will be combined with any shares credited to their deferred stock accounts in accordance with the 1996 Plan.

     Officers and directors were given six years from the implementation of the program or from the time they join the company (whichever is later) to comply with these minimum stock ownership requirements. The Committee regularly monitors the progress of officers and directors toward compliance.

Consistent with the Committee's overall objective of aligning the interests of management with the interests of shareholders and providing an incentive for the enhancement of shareholder value, the Committee has made grants of restricted Common Stock to certain employees of the Company, including the officers listed in the Summary Compensation Table. The terms of these grants require the Company to achieve specific performance targets in order for the recipients to receive all of the granted shares of Common Stock. If minimum performance targets are not met, all shares related to the applicable performance period are forfeited. The Committee has the authority to make adjustments to these performance objectives if it deems such adjustments appropriate.

A dramatic slowdown in the telecommunications equipment sector and a longer-than-expected transition from one major telecom equipment provider to another resulted in an overall loss of $0.45 per share at the Company's TIC Enterprises subsidiary in fiscal year 2001. Excluding the impact of TIC, earnings per share would have increased by more than 10 percent in fiscal year 2001 over fiscal year 2000. Nonetheless, the Company did not achieve the minimum earnings performance levels necessary for executives to earn restricted stock based on 2001 performance and all such shares were forfeited. In total, 52,375 shares of NUI Common Stock, with a market value of $1,207,244, were forfeited by the holders of restricted stock. Of this amount, 36,825 shares of Common Stock, with a market value of $848,816, were forfeited by those officers listed in the Summary Compensation Table.

The compensation paid to John Kean, Jr., President and Chief Executive Officer, with respect to fiscal year 2001 is set forth in the Summary Compensation Table. Mr. Kean's salary increased by 15.2 % in 2001 from the salary he received in 2000. Because Mr. Kean's salary is significantly lower than the 50th percentile base upon a competitive market comparison to similar positions, the Committee has determined it appropriate to provide Mr. Kean with a series of salary increases that are intended to bring his salary in line with the 50th percentile of the competitive marketplace. The Committee believes that Mr. Kean's performance in fiscal year 2001 was strong despite the financial challenges presented by the performance of TIC Enterprises. Accordingly, while Mr. Kean was not awarded any cash incentive based upon the Company's financial performance, he was awarded a cash bonus of $61,500 based upon his individual performance. Mr. Kean forfeited 18,750 shares of restricted Common Stock, with a market value of $432,187, for fiscal year 2001 as a result of the Company's financial performance.

As noted above, the Committee strongly believes in performance-based compensation in order to provide an incentive to management to create shareholder value. In order to provide a future long-term incentive for Mr. Kean to lead the Company to continually improved financial performance and to enhance shareholder value, the Committee granted him 30,000 shares of restricted Common Stock, which is reflected in the Summary Compensation Table. In order for Mr. Kean to obtain ownership of these shares, certain Company performance targets must be met. This restricted stock award is consistent with the Committee's objective of aligning the interests of management with the interests of shareholders

The Committee believes that the executive compensation program is well structured and provides maximum incentive for executives to continually improve the Company's the financial performance, as well as to attract, retain and motivate key officers, and to enhance shareholder wealth.

Members of the Compensation Committee

R. Van Whisnand, Chairman
Vera King Farris
James J. Forese
J. Russell Hawkins
Bernard S. Lee

Performance Graph

The graph below reflects the performance of the Company's Common Stock during the past five fiscal years and compares that performance with the performance of a broad market index, the S&P 500, and the performance of two industry indices during that same period of time. The industry indices are: 1) an index of natural gas distribution companies prepared by Edward Jones & Co; and 2) an index of diversified energy companies prepared by Edward Jones & Co. The diversified energy index is being used for comparison by the Company for the first time. Since the Company's businesses have become more diversified during the past several years, and since approximately half of the Company's revenues are derived from non-utility businesses, the diversified energy index is more appropriate for comparison to the Company's performance. The chart below tracks the performance of an investment of $100 on October 1, 1996, and assumes the reinvestment of dividends.

NUI Total Return Comparison
	1996	1997	1998	1999	2000	2001
NUI	100.0	129.2	131.7	147.5	186.6	131.4
LCD Peer Group	100.0	118.1	132.9	141.9	153.3	168.1
Diversified Energy	100.0	119.5	122.2	127.5	164.6	157.7
S&P 500	100.0	140.4	153.2	195.8	221.7	162.7

ANNUAL COMPENSATION, LONG-TERM COMPENSATION AND ALL OTHER COMPENSATION

The following table summarizes the compensation paid during fiscal year 2001 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers.

Summary Compensation Table
	Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards (1)(2)	All Other Compensation (3)
John Kean, Jr.	2001	$397,500	$61,500	$691,500	$7,144
President and Chief	2000	345,000	208,300	598,760	6,624
Executive Officer	1999	290,775	210,000	523,120	5,784

A. Mark Abramovic	2001	$258,838	$66,300	$230,500	$6,653
Senior Vice President,	2000	232,500	132,000	299,380	6,180
Chief Operating Officer	1999	204,250	137,940	235,404	5,742
& Chief Financial Officer

James R. Van Horn	2001	$194,018	$49,000	$138,300	$6,692
Chief Administrative	2000	182,225	92,500	104,783	6,407
Officer, General Counsel and	1999	161,850	100,004	91,546	5,723
Secretary

Robert F. Lurie	2001	$167,389	$25,400	$80,675	$4,923
Vice President-	2000	160,000	59,500	89,814	4,800
Corporate Development	1999	154,775	46,770	78,468	4,643
& Treasurer

Michael J. Behan	2001	$164,194	$24,800	$80,675	$4,382
Vice President-	2000	159,400	73,100	104,783	4,503
New Ventures	1999	152,225	77,950	91,546	4,362

     (1)  Shares of restricted stock carry a significant risk of forfeiture. In order to earn all shares, targeted financial performance must be achieved. The number of shares of restricted stock granted to the listed officers with respect to fiscal year 2001 is as follows: John Kean, Jr.: 30,000; A. Mark Abramovic: 10,000; James R. Van Horn: 6,000; Robert F. Lurie: 3,500; and Michael J. Behan: 3,500. Restricted shares will vest over a one to three-year period if pre-established Company performance objectives are achieved. The value of the award is based upon the fair market price of the Common Stock on the date of grant. In 2001, awards were granted on November 27, 2001, and the fair market price for the Common Stock was $23.05.

     (2)  Since the Company did not achieve its performance objectives in fiscal year 2001, shares of previously granted restricted stock, the vesting of which was contingent upon meeting these objectives, were forfeited. The number and value of shares forfeited by each of the listed officers is as follows: John Kean, Jr. - 18,750 shares ($432,187); A. Mark Abramovic - 8,125 shares ($187,281); James R. Van Horn - 3,500 shares ($80,675); Robert F. Lurie - 3,000 shares ($69,150); and Michael J. Behan - 3,450 shares ($79,522).

     (3)  Represents the employer match under qualified savings plans during fiscal year 2001.

Set forth below is information on current outstanding restricted stock for the listed officers as of September 28, 2001. Prior to vesting, the recipients receive dividends on these shares and have voting rights with respect to these shares.
				Vesting Schedule
Officer	Date of Grant	Shares Remaining To Vest	Value on 9/28/01 $20.645	2001 Forfeitures	Vesting Shares	Vesting Date
John Kean, Jr.	11/24/97	3,750	$ 77,419	3,750	0	11/25/01
	11/23/98	10,000	206,450	5,000	0	11/25/01
					5,000	11/25/02
	11/23/99	20,000	412,900	5,000	3,650	11/25/01
					5,000	11/25/02
					5,000	11/25/03
	11/27/00	20,000	412,900	5,000	5,000	11/25/02
					5,000	11/25/03
					5,000	11/25/04

A. Mark Abramovic	11/24/97	1,125	$ 23,226	1,125	0	11/25/01
	11/23/98	4,500	92,903	2,250	0	11/25/01
					2,250	11/25/02
	11/23/99	9,000	185,805	2,250	1,643	11/25/01
					2,250	11/25/02
					2,250	11/25/03
	11/27/00	10,000	206,450	2,500	2,500	11/25/02
					2,500	11/25/03
					2,500	11/25/04

James R. Van Horn	11/24/97	875	$ 18,064	875	0	11/25/01
	11/23/98	1,750	36,129	875	0	11/25/01
					875	11/25/02
	11/23/99	3,500	72,258	875	639	11/25/01
					875	11/25/02
					875	11/25/03
					875	11/25/02
	11/27/00	3,500	72,258	875	875	11/25/03
					875	11/25/04

Robert F. Lurie	11/24/97	750	$ 15,484	750	0	11/25/01
	11/23/98	1,500	30,968	750	0	11/25/01
					750	11/25/02
	11/23/99	3,000	61,935	750	548	11/25/01
					750	11/25/02
					750	11/25/03
	11/27/00	3,000	61,935	750	750	11/25/02
					750	11/25/03
					750	11/25/04

Michael J. Behan	11/24/97	825	$ 17,032	825	0	11/25/01
	11/23/98	1,750	36,129	875	0	11/25/01
					875	11/25/02
	11/13/99	3,500	72,258	875	548	11/25/01
					875	11/25/02
					875	11/25/03
	11/27/00	3,500	72,258	875	875	11/25/02
					875	11/25/03
					875	11/25/04

0ptions and Stock Appreciation Rights

No stock options or stock appreciation rights (SARs) were granted during fiscal year 2001 to any of the officers listed in the Summary Compensation Table and no outstanding options or SARs were repriced in the most recent fiscal year. Information concerning options that were granted following the conclusion of fiscal year 2001 under the NUI Corporation Stock Option, Stock Award and Incentive Plan, as Amended and Restated (the "Amended Plan") is included in a description of the Amended Plan located earlier in this Proxy Statement.

Retirement Benefit Plans

The executive officers of the Company earn retirement benefits that may be payable under three separate plans: (1) the Company's Retirement Plan, a funded plan in which more than 70% of the Company's employees are eligible to participate; (2) the ERISA Excess Benefits Plan, an unfunded plan that is designed to provide benefits for those participants in the Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended from time to time (the "Code''); and (3) the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key executive employees, including those listed in the Summary Compensation Table. While participants in the Retirement Plan and the ERISA Excess Benefits Plan become vested in their entitlement to benefits under vesting requirements established under the Employee Retirement Income Security Act of 1974, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for the Company.

The Retirement Plan, which is funded entirely by the Company, provides that a participant retiring at or after age 65 (or at or after age 62 with at least 25 years of credited service) will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/2% of the participant's final average compensation (the average of the highest sixty consecutive months' base salary) multiplied by the number of years of credited service. This benefit formula is different for employees who participated in other pension plans that have been merged into the Retirement Plan. Benefits payable to participants in the Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the Retirement Plan and the amount the participant would have been paid but for the limitations imposed under Section 415 of the Code. Benefits under this plan are subject to the same terms and conditions as the benefits payable to the participant under the Company's Retirement Plan.

The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee who reaches retirement age while working for the Company may receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 2% of the participant's final average total compensation (the average of the highest sixty consecutive months' earnings, including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 60%. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by amounts payable under the Retirement Plan and the ERISA Excess Benefits Plan.The following table shows the maximum aggregate annual retirement benefit payable from all three plans at normal retirement age for various levels of final average compensation and years of service, assuming payment of benefits in the form of a life annuity with a two-year certain:
Remuneration (*)	10 Years	20 Years	30 Years	40 Years

$ 100,000	$ 20,000	$ 40,000	$ 60,000	$ 60,000
200,000	40,000	80,000	120,000	120,000
300,000	60,000	120,000	180,000	180,000
400,000	80,000	160,000	240,000	240,000
500,000	100,000	200,000	300,000	300,000
600,000	120,000	240,000	360,000	360,000
800,000	160,000	320,000	480,000	480,000
1,000,000	200,000	400,000	600,000	600,000

__________

*    Average annual compensation utilized for formula purposes includes salary and cash bonus as reported on the Summary Compensation Table. The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits or other offset amounts. The years of service now credited under the Retirement Plan for the participants listed in the Summary Compensation Table are as follows: John Kean, Jr., 16 years; A. Mark Abramovic, 4 years; James R. Van Horn, 6 years; Robert F. Lurie, 7 years; and Michael J. Behan, 23 years.

Change in Control Agreements

The Company is party to Change in Control Agreements with certain officers, including those officers listed in the Summary Compensation Table. The purpose of these Agreements is to provide key management personnel with certain financial protection in the event of a change in control of the Company and the subsequent termination of the officer's employment. By providing this protection, the Company helps to ensure that the efforts of key employees remain focused on the Company's performance and the enhancement of shareholder value during rumored, potential or actual change in control situations.

A covered officer becomes entitled to the payments and benefits provided for in the Agreement if, within thirty-six months after the change in control,

1.  the Company (or its successor) terminates the employee other than for cause or as a result of the employee's death or disability; or

2.  the employee terminates his or her employment for Good Reason (as defined in the Agreement).

Under the Agreement, the payments to which a covered officer will be entitled in such a termination event vary and at the highest coverage level include a payment of three times the officer's annual base salary plus three times the highest incentive compensation award received by the officer during the preceding thirty-six months.

Following termination of employment:

-    the officer will continue to participate in all employee benefit plans in which the officer was eligible to participate on the date of termination;

-    all incentive awards not yet paid will be payable; and

-    the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control will be payable in cash in lieu of stock issuable upon the exercise of stock options.

Most Change in Control Agreements provide that in the event that any payment or benefit received under the Agreement would be an "excess parachute payment'' (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended from time to time), then the present value of all payments to be received under the Agreement shall be reduced to an amount which maximizes payments but does not result in the payment of an excess parachute payment.

The Agreements with John Kean, Jr., A. Mark Abramovic and James R. Van Horn provide that, if any payments are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of an excess parachute payment, then the Company (or its successor) shall gross-up the payments to be made to them so that the net amount shall be equal to the payments prior to the payment of any excise tax and any income taxes on the gross-up payment.

Except as set forth above, the Company is not party to any other employment, change in control or termination agreements with executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities law requires that the executive officers and directors of the Company must report to the SEC, within certain periods, how many shares of the Company's equity securities they own and if they conducted any transactions in that stock. Based upon information furnished by these shareholders, the Company believes that all required filings for 2001 and prior years have been timely made, except for one report that was inadvertently filed late and involved transactions by a trustee representing an account for Director John Kean. All transactions have now been reported.

OTHER BUSINESS

The Board of Directors does not intend to present any other business at the Annual Meeting, and is not aware of any business to be presented by others. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxy.

ANNUAL REPORT

The Annual Report of the Company for the fiscal year ended September 30, 2001, has been mailed to shareholders who are referred to such report for financial and other information about the Company.

The Company will furnish without charge a copy of its most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission to any beneficial owner of the Company's Common Stock upon receipt of a written request from such person. Please direct all such requests to James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760.

SHAREHOLDER PROPOSALS

Shareholders are entitled to submit proposals for consideration at the Company's 2003 Annual Meeting. Shareholders who desire to submit a proposal to be considered for inclusion in the proxy statement relating to that meeting must satisfy certain informational and stock ownership requirements established by the Securities and Exchange Commission and submit such proposal to the Secretary of the Company at 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760 no later than August 20, 2002.

By Order of the Board of Directors
James R. Van Horn
Chief Administrative Officer,
General Counsel and Secretary

Dated: December 20, 2001

Bedminster, New Jersey

Directions to the Somerset Hills Hotel
200 Liberty Corner Road Warren NJ 07059

Phone # 908-647-6700
Fax # 908-647-8053

(Map)

FROM UPPER MANHATTAN AND NORTH SHORE LONG ISLAND:

From George Washington Bridge follow signs to I-80 West. Follow I-80 West (approx 1/2 hour from bridge) to I-287 South (Exit Somerville-Morristown.) Follow I-287 South to the Exit 26 (Mt. Airy Road.) Make a left at the end of the ramp onto Mt. Airy Road. Make a left at the fourth light and hotel will be on the left. Total travel time 50-55 minutes.

FROM THE SOUTH (PHILADELPHIA):

Take the NJ Turnpike North to Exit 10 and get on I-287 North. Follow I-287 North to I-78 East. Follow I-78 East to Exit 33 (Bernardsville-Martinsville.) At the end of the ramp make a left and then make a right at the third light and hotel will be on the left. Total travel time from Exit 10, 40 minutes.

 FROM MIDTOWN MANHATTAN:

Take the Lincoln Tunnel to NJ Turnpike South. Take Exit 14 (Newark Airport) & follow signs to I-78 West. Follow I-78 West (express lanes) to Exit 33 (Bernardsville-Martinsville.) At the end of the ramp make a right and then at the second light make a right and hotel will be on the left. Total travel time 40 minutes.

 FROM JFK AIRPORT & SOUTH SHORE LONG ISLAND:

Take the Verazzano Bridge to I-278 West. Follow I-278 West across Staten Island to Rt. 440 South. Follow 440 South to the Outerbridge Crossing. Follow signs to I-287 North. Stay on I-287 North to I-78 East. Follow I-78 East to Exit 33 (Bernardsville-Martinsville.) At the end of the ramp make a left. Make a right at the third light and hotel will be on the left.

 FROM UPSTATE NEW YORK, CONNECTICUT, & NEW ENGLAND:

Take NY Thruway South to I-287 South. Follow I-287 South to exit 26 (Mt. Airy Road.) At the end of the ramp make a left onto Mt. Airy road. Make a left at the fourth light and hotel will be on the left.

 FROM SOUTH JERSEY (ATLANTIC CITY):

Take the Garden State Parkway North to I-287 North. Follow I-287 North to I-78 East. Follow I-78 East to Exit 33 (Bernardsville-Martinsville.) Make a left at the end of ramp and at the third light make a right and the hotel will be on the left. Total travel time two hours.

Front of Card

NUI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints John Kean, John Kean, Jr., and James R. Van Horn, or any one of them, each with power of substitution, proxies, to vote all shares that the undersigned is entitled to vote at the Annual Meeting of the Shareholders of NUI Corporation to be held on January 22, 2002 at 10:30 AM, at the Somerset Hills Hotel, Warren, New Jersey, and at any adjournments, on the proposals described in the accompanying Proxy Statement as marked on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment. If this proxy is properly signed, your shares will be voted as you directed by marking the boxes on the reverse side. IF NO DIRECTION IS GIVEN, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THE REVERSE SIDE.

Comments/Address Changes: _____________________________________________

_____________________________________________________________________

_____________________________________________________________________

(If you noted any comments or address changes above, please check the box on the reverse side)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Back of Card
NUI CORPORATION	VOTE BY INTERNET - www. proxyvote.com
C/O PROXY SERVICES P. O. BOX 9112 FARMINGDALE, NY 11735

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-890-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NUI Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

To Vote Mark Blocks below in blue or black ink as follows:	Keep this portion for your records
Detach and return this portion only

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

NUI CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3
1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote, mark "For All Except" and write the
Nominees:	01) Vera King Farris	_____	_____	_____	Nominee's number on the line below
02) J. Russell Hawkins
	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
2. APPROVAL OF THE NUI CORPORATION STOCK OPTION, STOCK AWARD AND INCENTIVE PLAN, AS AMENDED AND RESTATED.	_____	_____	_____

3. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.	_____	_____	_____

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please date, sign exactly as name(s) appear at left, and return promptly in enclosed envelope. If signing for a corporation or partnership, sign in that name and indicate your title. If signing as attorney, executor, guardian, trustee or Custodian, please add your title.
MARK HERE FOR COMMENTS OR ADDRESS
CHANGES AND NOTE ON THE REVERSE SIDE	_____

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	_____

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date